Form of Amended Exhibit A
to the
Fund Accounting Servicing Agreement

Separate Series of Trust for Credit Unions

Name of Series

Ultra-Short Duration Portfolio

Short Duration Portfolio

Enhanced Income Intermediate Credit Portfolio

Enhanced Income Credit Plus Equity Portfolio

As Revised [________], 2021